UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2006

IGNIS PETROLEUM GROUP, INC.
(Exact name of registrant in its charter)

NEVADA	000-50929	16-1728419
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Crescent Court, 7th Floor
Dallas, Texas 75201
(Address of principal executive offices)

(214) 459-8188
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K with respect to the material agreements attached hereto as Exhibits 10.1 and 10.2 is incorporated by reference herein.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 18, 2006, we announced the appointment of John M. Glynn to the position of Senior Vice President of Development and Operations, effective October 16, 2006.

Mr. Glynn joins us with over thirty years of experience in the petroleum exploration and production industry. From April 2005 to October 2006, Mr. Glynn served as Vice President of Production of Nexen Petroleum USA, Inc., the Dallas-based subsidiary of publicly traded, Nexen Inc., an independent, Canadian-based global energy company. As Vice President of Production, Mr. Glynn was responsible for production optimization, field exploitation and property divestment for all the subsidiary’s producing properties. From 2002 to April 2005, Mr. Glynn served as the subsidiary’s Vice President of Engineering & Development, overseeing its petroleum engineering and development operations. From 1998 to 2002, Mr. Glynn served as Vice President of Exploration and Development for Nexen, during which time he was responsible for all the company’s petroleum engineering development and exploration activities. Mr. Glynn holds a Bachelor of Science degree in Petroleum Engineering from Texas A&M University in College Station, Texas.

On October 16, 2006, we entered into a three-year employment agreement with Mr. Glynn to serve as our Senior Vice President of Development and Operations. Under the agreement, Mr. Glynn is to receive an annual base salary of $150,000, subject to adjustments based upon our and Mr. Glynn’s annual performance. In addition, Mr. Glynn is to receive 1,020,000 shares of our common stock, granted in equal six-month increments over three years beginning April 16, 2007. We may also grant to Mr. Glynn up to 260,000 shares of our common stock each year over the next three years as an annual bonus, subject to adjustments based upon our and Mr. Glynn’s individual performance and the approval of the compensation committee of our board of directors. In the event Mr. Glynn’s employment is terminated without cause, the employment agreement stipulates that Mr. Glynn will receive a severance package which shall include, for a period of three months, payment of his salary, benefits grossed up for tax purposes and any remaining non-bonus shares of his stock compensation. If Mr. Glynn is terminated without cause following a change-of-control of Ignis Petroleum Group, Inc., the severance period will be extended from three months to one year.

In connection with the employment agreement, we also entered into an indemnification agreement with Mr. Glynn. The agreement provides that we will, to the fullest extent permitted by Nevada law and subject to certain limitations, indemnify Mr. Glynn against expenses incurred by him in connection with any action, suit or proceeding, to which he is a party by reason of his service as Senior Vice President of Development and Operations. The indemnification agreement also provides that we will advance expenses incurred by Mr. Glynn in defense of any such action, suit or proceeding and that to the extent we maintain directors’ and officers’ liability insurance, Mr. Glynn will be covered by such policy.

The foregoing is a summary of the terms of the agreements described above and does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements. A copy of the employment agreement and a copy of the indemnification agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and are both incorporated by reference herein. In addition, a copy of the press release announcing Mr. Glynn’s hiring is attached to this Current Report as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement by and among Ignis Petroleum Corporation, Ignis Petroleum Group, Inc. and John M. Glynn dated October 16, 2006

10.2	Indemnification Agreement by and between Ignis Petroleum Group, Inc. and John M. Glynn dated October 16, 2006

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGNIS PETROLEUM GROUP, INC.
Date: November 2, 2006
	By:	/s/ Michael P. Piazza
Michael P. Piazza
President and Chief Executive Officer